EXHIBIT 5.1

                                 October 12, 2001



Fonar Corporation
110 Marcus Drive
Melville, New York  11747

     Re:  Fonar Corporation
          Registration Statement on Form S-3

Gentlemen:

     I have represented Fonar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the proposed issuance of up to 9,900,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock") in connection with conversion or payment of the Company's 4% Convertible Debentures due June 30, 2002 (the Debentures) and the exercise of the Purchase Warrants and Callable Warrants issued in connection with the Debentures (the "Warrants"). In this connection, I have examined originals or copies of the Debentures, the Warrants and the Purchase Agreement and Registration Agreement dated May 24, 2001 pursuant to which the Debentures and Warrants were issued and the underlying shares of common stock are being registered under the Registration Statement. I have also examined originals or copies of such other documents, corporate records, certificates of public officials and other documents as I deemed necessary to examine for purposes of this opinion.

     I am of the opinion that when the shares of Common Stock covered by the Registration Statement have been issued in accordance with the terms of the Debentures and Warrants, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                           Very truly yours,

                                                           /s/  Henry T. Meyer
                                                           Henry T. Meyer, Esq.